                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
             the Securities Exchange Act of 1934 (Amendment No.   )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /
    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            THE PENN TRAFFIC COMPANY

-------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

-------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                     [LOGO]

      The Annual Meeting of Stockholders of The Penn Traffic Company (the "Company") will be held on Thursday, June 4, 1998, at 1:00 p.m., local time, at the Hotel Syracuse, 500 South Warren Street, Syracuse, New York, 13202, for the following purposes:

      1.    To elect three directors for terms expiring in 2001;

      2. To consider and take action upon a proposal to ratify the selection of Price Waterhouse LLP, independent certified public accountants, as the Company's auditors for the fiscal year ending January 30, 1999; and

      3. To transact such other business as may properly come before the meeting or any adjournment thereof.

      Holders of Common Stock of the Company are entitled to vote for the election of directors and on each of the other matters set forth above.

      The stock transfer books of the Company will not be closed. The Board of Directors has fixed the close of business on April 24, 1998 as the record date for determining stockholders entitled to notice of and to vote at the meeting. You are cordially invited to attend the meeting in person. A report will be made to you on the status of the Company's affairs. We will also provide you with an opportunity for questions and comments.

                                          By Order of the Board of Directors
                                          FRANCIS D. PRICE, JR.
                                          Secretary

May 1, 1998
Syracuse, New York

                                    IMPORTANT
      Whether or not you expect to attend the meeting in person, please complete, date and sign the enclosed form of proxy and return it without delay in the enclosed envelope. Your proxy can be revoked at any time prior to its being voted by giving written notice of revocation to the Secretary of the Company, by giving a later dated proxy, or by voting at the meeting in person.

                  T H E  P E N N  T R A F F I C  C O M P A N Y

                           1200 State Fair Boulevard

                         Syracuse, New York 13221-4737

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                                  JUNE 4, 1998

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Penn Traffic Company, a Delaware corporation (the "Company" or "Penn Traffic"), for use at the Annual Meeting of Stockholders to be held on Thursday, June 4, 1998, at 1:00 p.m., local time, at the Hotel Syracuse, 500 South Warren Street, Syracuse, New York, 13202. The approximate date on which this Proxy Statement is first being mailed to stockholders is May 1, 1998.

      You are requested to complete, date and sign the accompanying proxy card and return it promptly to the Company in the envelope provided. Proxies duly executed and received in time for the meeting will be voted in accordance with the instructions thereon. Any stockholder who has given a proxy may revoke it at any time prior to its being voted by giving written notice of revocation to the Secretary of the Company, by giving a later dated proxy, or by voting at the meeting in person.

      The Board of Directors has fixed the close of business on April 24, 1998 as the record date for the determination of stockholders who are entitled to notice of and to vote at the meeting. The stock transfer books of the Company will not be closed. As of the record date, the Company had outstanding 10,824,591 shares of common stock, par value $1.25 per share (the "Common Stock"), the holders of which are entitled to one vote per share.

                          1.    ELECTION OF DIRECTORS

      Pursuant to the Company's certificate of incorporation and by-laws, the Board of Directors is divided into three separate classes of directors, which are required to be as nearly equal as practicable. At each annual meeting of stockholders, one class of directors is elected to a term of three years. On April 2, 1998, pursuant to the Company's certificate of incorporation and by-laws, the Board of Directors determined that the total number of directors would be fixed at nine.

      Gary D. Hirsch, James A. Lash and Richard D. Segal have been nominated by the Board of Directors for election as directors at the 1998 Annual Meeting, each to serve for a term of three years, until the 2001 Annual Meeting of Stockholders and until his successor is duly elected and qualified.

      Proxies in the enclosed form received from holders of Common Stock will be voted for the election of the three nominees named above as directors of the Company unless stockholders indicate otherwise. If any of the foregoing nominees is unable to serve for any reason (which event is not anticipated), the shares represented by the enclosed proxy may be voted for such other person or persons as may be determined by the holders of such proxy unless stockholders indicate otherwise. Directors will be elected by an affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the 1998 Annual Meeting. Thus, those nominees who receive the highest, second-highest and third-highest numbers of votes for their election as directors will be elected, regardless of the number of shares that are not voted for the election of such nominees. Shares with respect to which authority to vote for any nominee or nominees is withheld will not be counted in the total number of shares voted for such nominee or nominees.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF GARY D. HIRSCH, JAMES A. LASH AND RICHARD D. SEGAL AS DIRECTORS OF THE COMPANY.

      The following information includes the age, the year in which first elected as a director of the Company, the principal occupation, and other directorships of each of the nominees named for election as directors, and of the other current directors of the Company whose terms will not expire until 1999 or 2000.

Nominee for Election:     Mr. Hirsch has been Chairman of the Company since 1987;
Gary D. Hirsch            from September 1996 until April 1, 1997, Mr. Hirsch served
Age: 48                   as Chief Executive Officer of the Company and has been a
Director and Chairman     general partner of the managing partner of Miller Tabak
                          Hirsch + Co. ("MTH") (broker-dealer) since 1982 and a
                          Managing Director of MTH Holdings, Inc. ("MTH Holdings")
                          since 1983. He is Chairman, President and a Director of RAC
                          Partners, Inc. ("RAC Partners"), the sole general partner
                          of Riverside Acquisition Company, Limited Partnership
                          ("RAC"). Mr. Hirsch was Chairman and a Director of Grand
                          Union Holdings Corporation (food distribution holding
                          company) ("Grand Union Holdings") between 1989 and March
                          1996 and of certain of Grand Union Holdings' subsidiaries
                          for certain periods between 1992 and March 1996.

Nominee for Election:     Mr. Lash is an investor in various enterprises and served
James A. Lash             as a consultant to the Company from 1987 until January
Age: 53                   1998. He was Chairman and Chief Executive Officer of
Director since 1996       Reading Tube Corporation (copper tubing) from 1982 until
                          September 1996.

Nominee for Election:     Mr. Segal has been Chairman and/or Chief Executive Officer
Richard D. Segal          of Seavest, Inc. (investment management) since 1981,
Age: 44                   Chairman of Encore Company, Inc. (investment banking) since
Director since 1988       1983 and managing general partner of Seavest Partners
                          (investment portfolio management) since 1980. Mr. Segal has been a Director of Hudson General, Inc. (aviation services)
                          since 1978.

Martin A. Fox             Mr. Fox has been Vice Chairman-Finance of the Company since
Age: 44                   February 1993. Mr. Fox was a Vice President of the Company
Director and              from 1989 until February 1993. Mr. Fox has been Assistant
Vice Chairman-Finance     Secretary of Penn Traffic since 1989. Mr. Fox has been
since 1993                Executive Vice President of MTH since 1988. Mr. Fox was a
Term Expires 1999         Vice President of Grand Union Holdings between 1989 and
                          March 1996, a Director of Grand Union Holdings between 1992 and March 1996 and a Director and Vice President of certain of Grand Union Holdings' subsidiaries for certain periods
                          between 1989 and March 1996.

Phillip E. Hawkins        Mr. Hawkins has been President and Chief Executive Officer
Age: 46                   of the Company since April 1, 1997. Prior to joining Penn
Director since 1997       Traffic, Mr. Hawkins spent twenty-nine years at Vons
Term Expires 1999         Companies (food distribution), where he held various
                          management positions including Senior Vice President,
                          Stores (from 1994 until March 1997), Group Vice President,
                          Perishables (from 1992 until 1994), Vice President and
                          General Manager, Pavilion Operations (from 1991 until
                          1992), and Vice President, Sales and Marketing (from 1989
                          until 1991).

Harold S. Poster          Mr. Poster has been a partner in the law firm of Gilmartin,
Age: 53                   Poster & Shafto since July 1991. Prior to joining
Director since 1988       Gilmartin, Poster & Shafto, he was engaged in the practice
Term Expires 1999         of law.

Eugene A. DePalma            Mr. DePalma has been President and Chief Executive Officer of
Age: 62                      Preferred Credit Corporation (mortgage lending) since January
Director since 1987          1998. Mr. DePalma was the President and Chief Executive Officer
Term Expires 2000            of Quorum Group, Inc. (litigation support services) from May 1996 to December 1997. From April 1994 until December 1995, Mr.
                             DePalma was Chief Executive Officer of Sausage Acquisition
                             Company (food processing). From October 1991 until April 1994,
                             Mr. DePalma was engaged in the management of private affairs. Mr.
                             DePalma was Vice President, Sales for Teledyne Continental Motors
                             from January 1991 until October 1991.

Susan E. Engel               Ms. Engel has been the Chairwoman and Chief Executive Officer of
Age: 51                      Department 56, Inc. (collectibles and giftware) since September
Director since 1993          1997. Prior thereto she was President and Chief Executive Officer
Term expires 2000            (since November 1996) and President and Chief Operating Officer
                             (since September 1994). Ms. Engel has been a Director of K2 Inc.
                             (manufacture and distribution of sporting goods) since August
                             1996 and of Piper Jaffray, Inc. (brokerage) since April 1997.
                             From September 1993 until September 1994, Ms. Engel was engaged in the management of private affairs. From July 1991 until
                             September 1993, Ms. Engel served as President and Chief Executive
                             Officer of Champion Products (manufacture and distribution of active wear), a division of Sara Lee Corporation. She was a Vice
                             President and Partner with Booz Allen & Hamilton, Inc. ("Booz
                             Allen") (management consulting) from 1986 until October 1991, where she led the firm's retail consulting practice in the eastern United States. Ms. Engel held various other positions with Booz Allen between 1977 and 1986.

Claude J. Incaudo            Since February 1997, Mr. Incaudo has been engaged in the
Age: 64                      management of private affairs. Mr. Incaudo was engaged as a
Director since 1988          consultant to the Company from January 1995 until February 1997.
Term expires 2000            From February 1990 until January 1995, Mr. Incaudo was President and Chief Executive Officer of the Company. Mr. Incaudo was the
                             President of the P&C division between 1982 and April 1993. He joined P&C in 1977 as Director of Store Operations and became
                             Senior Vice President of Store Operations in 1979. Mr. Incaudo
                             was a Director of Grand Union Holdings between 1992 and March
                             1996.

      There are no family relationships among the directors and executive officers of the Company.

      In January 1995, The Grand Union Company ("Grand Union") filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court, District of Delaware (the "Bankruptcy Court"). Grand Union emerged from Chapter 11 reorganization in June 1995. In February 1995, an involuntary Chapter 11 petition was filed in the Bankruptcy Court against Grand Union Capital Corporation ("Grand Union Capital"), of which Grand Union was a wholly owned subsidiary. Grand Union Capital consented to the entry of an order for relief on the involuntary Chapter 11 petition and, in February 1995, Grand Union Holdings filed a voluntary Chapter 11 petition in the Bankruptcy Court. Grand Union Capital and Grand Union Holdings' Bankruptcy Court proceedings were completed in March 1996. Following completion of these proceedings, Grand Union Capital and Grand Union Holdings were dissolved. At the time the Chapter 11 petitions were filed, Messrs. Hirsch and Fox were directors and executive officers of Grand Union, Grand Union Capital and Grand Union Holdings, and Mr. Incaudo was a director of Grand Union Holdings. Messrs. Hirsch and Fox resigned as directors and officers of Grand Union in June 1995 and Messrs. Hirsch, Fox and Incaudo ceased to be directors and executive officers of Grand Union Capital and Grand Union Holdings upon the dissolution of these companies in March 1996.

      The Board of Directors of the Company held four meetings in the fiscal year ended February 1, 1998 ("Fiscal 1998"). Each incumbent director attended more than 75 percent of the aggregate number of meetings of the Board of Directors of the Company and of the committees of such Board on which he or she served.

      The current members of the Executive Committee are Messrs. Hirsch and Hawkins. Mr. Fox served as a member of the Executive Committee from September 1996 until April 1997. The Executive Committee may exercise certain powers of the Board of Directors regarding the management and direction of the business and affairs of the Company when the Board of Directors is not in session. All action taken by the Executive Committee is reported to and reviewed by the Board of Directors.

      The current members of the Personnel and Compensation Committee of the Board of Directors (the "Compensation Committee") are Messrs. DePalma and Segal. Mr. Segal is the Chairman of the Compensation Committee. The Compensation Committee reviews the annual recommendations of the Chief Executive Officer and the Chairman of the Board of Directors concerning the compensation of officers and of certain of the employees of the Company, including the compensation plans, retirement plans and fringe benefits in which such persons participate, and makes reports and recommendations with respect to such matters to the Board of Directors of the Company. The Compensation Committee, which held four meetings in Fiscal 1998, also administers the Company's 1993 Long-Term Incentive Plan (the "1993 Plan") and the 1997 Performance Incentive Plan (the "1997 Plan").

      The current members of the Audit Committee are Mr. DePalma and Ms. Engel. Mr. DePalma is the Chairman of the Audit Committee. The Audit Committee reviews and makes reports and recommendations to the Board of Directors with respect to the selection of the independent auditors of the Company and its subsidiaries, the arrangements for and the scope of the audits to be performed by them, and the internal audit activities, accounting procedures and controls of the Company and its subsidiaries, and reviews the annual consolidated financial statements of the Company and its subsidiaries. The Audit Committee held three meetings in Fiscal 1998.

      The Board of Directors does not have a nominating committee. The Board of Directors of the Company will consider nominees proposed by stockholders for election as directors. Stockholder nominations of persons for election as directors are subject to the notice requirements described below under the caption "Stockholder Nominations and Proposals."

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

      The following table sets forth certain information known to Penn Traffic with respect to beneficial ownership of the Common Stock as of April 24, 1998 (unless otherwise indicated) by: (i) each person who beneficially owns 5% or more of the Common Stock; (ii) each of the nominees named for election as director; (iii) each of the other current directors; (iv) each of the persons named in the Summary Compensation Table set forth herein; and (v) all directors and executive officers as a group. Except as otherwise indicated, the holders listed below have sole voting and investment power with respect to all shares beneficially owned by them. For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares which such person or group of persons has the right to acquire within 60 days. For purposes of computing the percentage of outstanding shares held by each person or group of persons named below, any security which such person or persons has the right to acquire within 60 days (including shares which may be acquired upon exercise of warrants or upon exercise of vested portions of stock options) is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

                                                             AMOUNT & NATURE OF
NAME AND ADDRESS OF                                              BENEFICIAL        PERCENT OF
BENEFICIAL OWNER                                                  OWNERSHIP           CLASS
 ---------------------------------------------------------------------------------------------
Gary D. Hirsch                                                 2,102,868 (1)(2)          19.4%
411 Theodore Fremd Avenue
Rye, New York 10580

Riverside Acquisition Company,                                      933,455 (2)           8.6%
 Limited Partnership
331 Madison Avenue
New York, New York 10017

Dimensional Fund Advisors Inc.                                      633,600 (3)           5.9%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401

Phillip E. Hawkins                                                  160,100 (4)           1.5%

Martin A. Fox                                                     79,250 (2)(5)             *

Eugene A. DePalma                                                 15,769 (2)(6)             *

Susan E. Engel                                                        9,500 (7)             *

Claude J. Incaudo                                                   115,501 (8)           1.1%

James A. Lash                                                    159,750 (2)(9)           1.5%

Harold S. Poster                                                 15,472 (6)(10)             *

Richard D. Segal                                             164,215 (2)(6)(11)           1.5%

Nick Campbell                                                       12,195 (12)             *

Robert J. Davis                                                     10,240 (13)             *

Bradley W. Melvin                                                   19,800 (14)             *

Brian Kaler                                                         14,000 (15)             *

All Directors and Executive Officers as a Group (15              2,916,018 (16)          26.9%
persons)

--------------------------------------------------------------------------------

*     Less than 1.0%.

(1) Mr. Hirsch is Chairman, President and a Director of RAC Partners, the sole general partner of Riverside Acquisition Company ("RAC"). Mr. Hirsch is also a limited partner of RAC. Mr. Hirsch is deemed to be an indirect beneficial owner of 933,455 shares of Common Stock owned by RAC and 15,506 shares of Common Stock owned by RAC Partners. Mr. Hirsch is also the Chairman, President and a Director of Air Partners, Inc., which is the sole general partner of VII Partners, and is deemed to be an indirect beneficial owner of 67,102 shares of Common Stock owned by VII Partners. Mr. Hirsch is a general partner of the managing general partner of MTH and is deemed to be an indirect beneficial owner of 328,906 shares of Common Stock owned by MTH and 229,228 shares of Common Stock owned by MTH Funding, L.P. Includes 125,000 shares of restricted stock, which shares are subject to forfeiture under certain circumstances, awarded to Mr. Hirsch pursuant to the Company's 1993 Plan. Includes 17,280 shares of Common Stock owned by Mr. Hirsch's children. Also includes a currently exercisable warrant held by Mr. Hirsch, and warrants held by certain of his relatives, to purchase up to 63,800 and 84,800 shares of Common Stock, respectively, at $14.00 per share. Mr. Hirsch disclaims beneficial ownership of the 84,800 shares subject to the warrants held by his relatives.

(2) The sole general partner of RAC is RAC Partners, a wholly owned subsidiary of MTH Holdings, which is an affiliate of MTH. Messrs. DePalma, Fox, Hirsch, Lash and Segal own limited partnership interests in RAC.

(3) According to a Schedule 13G Statement filed by Dimensional Fund Advisors Inc., dated February 5, 1997, Dimensional Fund Advisors Inc. has sole power to vote 423,300 shares of Common Stock and sole power to dispose of 633,600 shares of Common Stock.

(4) Mr. Hawkins was granted options to purchase 400,000 shares of Common Stock at $4.0625 per share on March 11, 1997; these options, which are subject to vesting limitations, are currently exercisable for up to 40% of the total number of shares subject to the options, with the remaining 60% vesting in three equal installments on March 11 of each of 1999, 2000 and 2001. Includes 100 shares of Common Stock owned by a member of Mr. Hawkins' family, as to which he disclaims beneficial ownership.

(5) Includes 15,000 shares of restricted stock, which shares are subject to forfeiture under certain circumstances, awarded to Mr. Fox pursuant to the Company's 1993 Plan. Includes a currently exercisable warrant held by Mr. Fox to purchase up to 13,000 shares of Common Stock at $14.00 per share. Includes currently exercisable options to purchase 2,500 shares of Common Stock at $18.375 per share. Also includes options granted on July 24, 1997 to purchase 50,000 shares of Common Stock at $7.6875 per share, which are subject to vesting limitations and are currently exercisable for up to 20% of the total number of shares subject to the options with the remaining 80% vesting in four equal installments on July 24 of each of 1998, 1999, 2000 and 2001.

(6) Includes currently exercisable options to purchase 1,500 shares of Common Stock at $20.50 per share, 1,500 shares of Common Stock at $18.44 per share, 1,500 shares of Common Stock at $28.69 per share, 1,500 shares of Common Stock at $27.50 per share, 1,500 shares of Common Stock at $42.00 per share, 1,500 shares of Common Stock at $36.06 per share, 1,500 shares of Common Stock at $33.81 per share, 1,500 shares of Common Stock at $10.63 per share and 1,500 shares of Common Stock at $6.94 per share.

(7) Includes currently exercisable options to purchase 1,500 shares of Common Stock at $41.88 per share, 1,500 shares of Common Stock at $36.06 per share, 1,500 shares of Common Stock at $33.81 per share, 1,500 shares of Common Stock at $10.63 per share and 1,500 shares of Common Stock at $6.94 per share.

(8) Includes currently exercisable options to purchase 10,435 shares of Common Stock at $12.50 per share, 10,000 shares of Common Stock at $18.375 per share and 40,000 shares of Common Stock at $24.25 per share and 1,915 shares owned by Mr. Incaudo's wife and three children.

(9) Includes 7,500 shares of restricted stock, which shares are subject to forfeiture under certain circumstances, awarded to Mr. Lash pursuant to the Company's 1993 Plan. Includes a currently exercisable warrant held by Mr. Lash to purchase up to 15,000 shares of Common Stock at $14.00 per share. Also includes options granted on July 24, 1997 to purchase 15,000 shares of Common Stock at $7.6875 per share, which are subject to vesting limitations and are currently exercisable for up to 20% of the total number of shares subject to the options with the remaining 80% vesting in four equal installments on July 24 of each of 1998, 1999, 2000 and 2001.

(10) Includes 1,972 shares of Common Stock owned by Burrows + Poster Profit Sharing Plan.

(11) Includes 65,459 shares of Common Stock owned by Seavest Partners and 9,633 shares of Common Stock acquired through the Company's employee stock purchase plan. Includes 8,929 shares owned by the Marilyn N. Segal Revocable Trust, 13,394 shares owned by Wendi S. Masi and 30,000 shares of Common Stock owned by Fourth Generation Partners, as to which Mr. Segal disclaims beneficial ownership.

(12) Includes options granted on July 24, 1997 to purchase 30,000 shares of Common Stock at $7.6875 per share, which are subject to vesting limitations and are currently exercisable for up to 20% of the total number of shares subject to the options with the remaining 80% vesting in four equal installments on July 24 of each of 1998, 1999, 2000 and 2001.

(13) Includes options granted on July 24, 1997, to purchase 30,000 shares of Common Stock at $7.6875 per share, which are subject to vesting limitations and are currently exercisable for up to 20% of the total number of shares subject to the options with the remaining 80% vesting in four equal installments on July 24 of each of 1998, 1999, 2000 and 2001.

(14) Includes options granted on July 24, 1997 to purchase 30,000 shares of Common Stock at $7.6875 per share, which are subject to vesting limitations and are currently exercisable for up to 20% of the total number of shares subject to the options with the remaining 80% vesting in four equal installments on July 24 of each of 1998, 1999, 2000 and 2001. Also includes options granted on April 21, 1997 to purchase 10,000 shares of Common Stock at $6.375 per share, which are subject to vesting limitations, and are currently exercisable for up to 40% of the total number of shares subject to the options with the remaining 60% vesting in three equal installments on April 21 of 1999, 2000 and 2001. Also includes options to purchase 2,000 shares at $6.375 and 500 at $7.875 per share, which are currently exercisable, held by Mr. Melvin's spouse and of which he disclaims beneficial ownership.

(15) Includes options granted on July 24, 1997 to purchase 10,000 shares of Common Stock at $7.6875 per share, which are subject to vesting limitations and are currently exercisable for up to 20% of the total number of shares subject to the options, with the remaining 80% vesting in four equal installments on July 24 of each of 1998, 1999, 2000 and 2001. Also includes options granted on April 21, 1997 to purchase 5,000 shares of Common Stock at $6.375 per share, which are subject to vesting limitations and are currently exercisable for up to 40% of the total number of shares subject to the options with the remaining 60% vesting in three equal installments on April 21 of 1999, 2000 and 2001.

(16) Includes shares of Common Stock owned by the immediate family of some directors or officers of Penn Traffic, vested options and warrants and shares of Common Stock held by other affiliates of officers and directors. Includes shares of restricted stock awarded under the Company's 1993 Plan, all of which shares are subject to forfeiture under certain circumstances, as follows: Mr. Gary Hirsch--125,000 shares, Mr. Martin Fox--15,000 shares, Mr. James Lash--7,500 shares, Mr. Nick Campbell--4,000 shares, Mr. Robert Davis--1,500 shares and Mr. Francis D. Price, Jr.-- 3,000 shares.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      The Company has determined that no person who at any time during Fiscal 1998 was a director, officer or beneficial owner of more than ten percent of the Company's Common Stock failed to file on a timely basis reports required by
Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except that Ms. Engel omitted to include one transaction in a report filed by her (which was subsequently amended). Such determination is based solely upon the Company's review of Forms 3, 4 and 5, and written representations that no Form 5 was required, submitted to it during or with respect to Fiscal 1998.

                             EXECUTIVE COMPENSATION

      See "Compensation of Directors" for a description of the agreement pursuant to which MTH provides financial consulting and business management services to the Company. Mr. Hirsch is a general partner of the managing general partner of MTH and Mr. Fox is an executive officer of MTH. From September 1996 until April 1, 1997, Mr. Hirsch acted as Chief Executive Officer of the Company but received no salary or bonus from the Company for such service.

                           SUMMARY COMPENSATION TABLE

                                                                           Long-Term Compensation
                                                    Annual Compensation            Awards

                                                                          Restricted   Securities       All
                                                                             Stock     Underlying      Other
          Name and Principal                         Salary      Bonus     Award(s)     Options/    Compensation
               Position                    Year        ($)        ($)       ($)(1)     SARs (#)(2)    ($)(3)
---------------------------------------  ---------  ---------  ---------  -----------  -----------  -----------
Phillip E. Hawkins                            1998  $ 382,448  $ 225,000   $       0      400,000    $2,542,613(4)
  President and Chief Executive Officer

Nick Campbell                                 1998  $ 177,659  $  10,000   $       0       30,000    $       0
  Senior Vice President, Marketing            1997    122,854          0           0            0        5,241(5)
                                              1996     92,534          0      52,062            0       50,104(6)

Robert J. Davis                               1998  $ 175,320  $  35,000   $       0       30,000    $       0
  Senior Vice President and Chief             1997    112,231          0           0            0            0
  Financial Officer                           1996     89,081          0      22,312            0       77,431(5)

Bradley A. Melvin                             1998  $ 140,292  $  45,000   $       0       40,000    $ 182,758(7)
  Senior Vice President, Operations

Brian Kaler                                   1998  $  99,071  $  32,500   $       0       15,000    $ 157,951(7)
  Vice President, Operations Support

---------------------

(1) Awards made pursuant to the 1993 Plan of shares of restricted stock. Pursuant to Securities and Exchange Commission rules, these dollar values have been calculated by multiplying the closing market price of the Company's Common Stock on the date of the respective grants by the number of shares awarded on such date. The aggregate number of shares of restricted stock in the table held by each of the named executives and the dollar value of such shares of restricted stock at the end of Fiscal 1998 were as follows: Mr. Campbell--3,500 shares, $23,408 value; Mr. Davis-- 1,500 shares, $10,032 value.

     Vesting of the shares of restricted stock is contingent upon attainment, subsequent to the date of grant, of certain EBITDA levels (as defined) by the end of the fiscal quarter ending May 2, 1998. Those levels will not be achieved and the shares of restricted stock will be forfeited in calendar 1998.

(2) Mr. Hawkins was awarded, pursuant to the 1993 Plan and the 1997 Plan, respectively, options to purchase 36,900 and 363,100 shares of Common Stock at $4.0625 per share. These options, which are subject to vesting limitations, are currently exercisable for up to 40% of the total number of shares subject to the options, with the remaining 60% vesting in three equal installments on March 11 of each of 1999, 2000 and 2001. The following options were granted under the 1997 Performance Incentive Plan:
      Nick Campbell received 30,000 options to purchase Common Stock at $7.6875 per share; Robert Davis received 30,000 options to purchase Common Stock at $7.6875 per share; Bradley Melvin received 30,000 options to purchase Common Stock at $7.6875 per share and 10,000 options to purchase Common Stock at $6.375 per share; Brian Kaler received 5,000 options to purchase Common Stock at $6.375 per share and 10,000 options to purchase Common Stock at $7.6875 per share. Such options, all of which are subject to vesting limitations, are currently exercisable for up to 20% of the total number in the case of those granted at $7.6875 per share and for up to 40% of the total number in the case of those granted at $6.375 per share; all options will vest in equal annual 20% installments on July 24, 1998, 1999, 2000 and 2001 in the case of those granted at $7.6875 per share and on April 21, 1999, 2000 and 2001 in the case of those granted at $6.375 per share.

(3) During Fiscal 1998, the Company gave written assurances to certain key members of middle and senior management of the Company (including Messrs. Campbell, Davis, Melvin, and Kaler) that in the event of an involuntary termination of employment (other than for certain stated causes) prior to December 31, 1999, their salary and benefits would be continued for periods of up to eighteen months following termination.

(4) Includes amounts paid by the Company to Mr. Hawkins in consideration of his loss of benefits at his prior employment and incidental costs incurred by Mr. Hawkins as a result of entering into an employment agreement with and being employed by the Company. Also includes $239,613 reimbursed to Mr. Hawkins for certain relocation expenses he incurred in connection with his relocation to Syracuse, New York.

(5)   Compensation for certain relocation expenses.

(6) Includes contributions to the Big Bear Profit Sharing Plan and compensation for certain relocation expenses.

(7) Includes amounts paid upon commencement of employment in consideration of loss of benefits at the executive's prior employment, to induce executive to become an employee of the Company and for certain relocation expenses.

                        OPTION/SAR GRANTS IN FISCAL 1998

                                                                                                                 Potential
                                                                                                            Realizable Value at
                                                                                                               Assumed Annual
                                                                                                            Rates of Stock Price
                                                                                                                Appreciation
                                            Individual Grants                                                 for Option Term
----------------------------------------------------------------------------------------------------------  --------------------

                     (a)                            (b)             (c)            (d)           (e)           (f)        (g)


                                                 Number of      % of Total
                                                Securities     Options/SARs
                                                Underlying      Granted to      Exercise
                                               Options/SARs      Employees       or Base
                                                  Granted        in Fiscal        Price       Expiration
                    Name                            (#)            Year          ($/Sh)          Date        5% ($)     10% ($)
---------------------------------------------  -------------  ---------------  -----------  --------------  ---------  ---------

Phillip E. Hawkins                                 400,000           36.36%        4.0625   March 10, 2007  $1,021,954 $2,589,831
  President and Chief Executive Officer

Nick Campbell                                       30,000            2.73%        7.6875   July 23, 2007   $ 145,039  $ 367,557
  Senior Vice President, Marketing

Robert J. Davis                                     30,000            2.73%        7.6875   July 23, 2007   $ 145,039  $ 367,557
  Senior Vice President and Chief Financial
  Officer

Bradley A. Melvin                                   30,000            2.73%        7.6875   July 23, 2007   $ 145,039  $ 367,557
  Senior Vice President, Operations                 10,000            0.91%        6.3750   April 20, 2007  $  40,092  $ 101,601

Brian Kaler                                         10,000            0.91%        7.6875   July 23, 2007   $  48,346  $ 122,519
  Vice President, Operations Support                 5,000            0.45%        6.3750   April 20, 2007  $  20,046  $  50,801

                        AGGREGATED OPTIONS/SAR EXERCISES
                        IN LAST FISCAL YEAR, AND FY-END
                               OPTIONS/SAR VALUES

      The following table sets forth information concerning the value of unexercised options held by each of the persons named in the Summary Compensation Table, as of January 31, 1998. No options were exercised by such persons during Fiscal 1998.

                                                      Number of Securities
                                                     Underlying Unexercised         Value of Unexercised
                                                   Options/SARs at FY-End (#)    In-the-Money Options/SARs
                                                                                       At FY-End ($)
                                                   --------------------------  ------------------------------
Name                                               Exercisable  Unexercisable  Exercisable(1) Unexercisable(1)
-------------------------------------------------  -----------  -------------  -------------  ---------------
Phillip E. Hawkins                                    160,000       240,000      $ 420,080       $ 630,120
Nick Campbell                                           6,000        24,000            N/A             N/A
Robert J. Davis                                         6,000        24,000            N/A             N/A
Bradley A. Melvin                                       6,000        24,000            N/A             N/A
Bradley A. Melvin                                       4,000         6,000          1,252           1,878
Brian Kaler                                             2,000         3,000            626             939
Brian Kaler                                             2,000         8,000            N/A             N/A

---------------------
(1) Based on the fair market value of $6.688 per share on January 30, 1998.

                     PENSION PLANS AND OTHER BENEFIT PLANS

CORPORATE PENSION PLAN

      Messrs. Hawkins, Campbell, Davis, Melvin and Kaler participate in a tax-qualified, defined benefit pension plan (the "Corporate Pension Plan") for all regular full-time employees of the Company, other than employees subject to a collective bargaining agreement and other than participants in other pension plans to which the Company or any of the Company's subsidiaries contributes. The normal monthly pension benefit payable to Messrs. Hawkins, Campbell, Davis, Melvin and Kaler under the Corporate Pension Plan would equal (((a) times (b)), plus ((c) times (d))), times (e), where:

        (a) is 0.40% of average monthly compensation up to $2,500;

        (b) is credited service to retirement date, not to exceed 20 years;

        (c) is 0.90% of average monthly compensation plus 1.35% of the average monthly compensation in excess of the average Social Security wage base;

        (d) is credited service to normal retirement date, not to exceed 35 years; and

        (e) is the ratio of credited service to date to potential credited service to retirement date.

      In general, accrued benefits vest after five years of service. The projected years of credited service to age 65 for Messrs. Hawkins, Campbell, Davis, Melvin and Kaler are 18, 25, 20, 16 and 29 years, respectively.

      Contributions are not credited to individual participants' accounts and the amount contributed on behalf of each individual is not and cannot readily be separately or individually calculated by the Corporate Pension Plan's actuary. The following table sets forth the amount of annual pension benefit, calculated as a straight life annuity, that would be available to individual retirees retiring at age 65 after the stated number of years of credited service. The term "average monthly compensation" as used in the calculation above means the monthly average of a participant's highest aggregate compensation (including salary or wages and bonuses) during a period of five consecutive years of employment covered by the Corporate Pension Plan.

                          Corporate Pension Plan Table

                                                                 Years of Credited Service
                                                   -----------------------------------------------------
Compensation                                          15         20         25         30         35
-------------------------------------------------  ---------  ---------  ---------  ---------  ---------
$125,000                                           $  25,575  $  34,099  $  42,024  $  49,949  $  57,874
 150,000                                              30,636     40,848     50,460     60,072     69,684
 175,000                                              35,698     47,597     58,896     70,195     81,495
 200,000                                              40,762     54,350     67,336     80,324     93,311
 225,000                                              45,824     61,098     75,773     90,447    105,122
 250,000                                              50,885     67,847     84,209    100,570    116,932
 300,000                                              61,011     81,348    101,085    120,822    140,559
 400,000                                              81,260    108,347    134,834    161,320    187,807
 450,000                                              91,386    121,848    151,710    181,572    211,434
 500,000                                             101,512    135,349    168,587    201,824    235,061
 550,000                                             111,635    148,847    185,459    222,070    258,682
 600,000                                             121,761    162,348    202,335    242,322    282,309
 650,000                                             131,887    175,849    219,211    262,574    305,936
 700,000                                             142,010    189,347    236,084    282,820    329,557

---------------------
NOTE: The amounts shown above are not subject to offset for Social Security benefits payable to participants in the Corporate Pension Plan. Additionally, the above table does not recognize statutory limitations imposed by the Internal Revenue Code of 1986, as amended (the "Code"), which establish a maximum compensation level (increased by certain cost of living adjustments) for determining the annual benefit amount.

BIG BEAR EMPLOYEES' PENSION PLAN AND TRUST

      In general, accrued benefits vest after five years of service. The following table sets forth the estimated annual benefits payable under the Big Bear Plan, assuming payments made on a straight-life annuity basis and not under any of the Big Bear Plan's survivor options to a participant upon retirement at age 62 with the indicated final average annual compensation and years of credited service.

                          Big Bear Pension Plan Table

                                               Years of Credited Service
                         ----------------------------------------------------------------------
Compensation                 15          20          25          30          35          40
-----------------------  ----------  ----------  ----------  ----------  ----------  ----------
$125,000                 $   18,750  $   25,000  $   31,250  $   37,500  $   43,750  $   43,750
 150,000                     22,500      30,000      37,500      45,000      52,500      52,500
 175,000                     26,250      35,000      43,750      52,500      61,250      61,250
 200,000                     30,000      40,000      50,000      60,000      70,000      70,000
 225,000                     33,750      45,000      56,250      67,500      78,750      78,750
 250,000                     37,500      50,000      62,500      75,000      87,500      87,500
 300,000                     45,000      60,000      75,000      90,000     105,000     105,000
 400,000                     60,000      80,000     100,000     120,000     140,000     140,000
 450,000                     67,500      90,000     112,500     135,000     157,500     157,500
 500,000                     75,000     100,000     125,000     150,000     175,000     175,000
 550,000                     82,500     110,000     137,500     165,000     192,500     192,500
 600,000                     90,000     120,000     150,000     180,000     210,000     210,000
 650,000                     97,500     130,000     162,500     195,000     227,500     227,500
 700,000                    105,000     140,000     175,000     210,000     245,000     245,000

---------------------
NOTE: The amounts shown above are not subject to offset for Social Security benefits payable to participants in the Big Bear Plan. Additionally, the above table does not recognize statutory limitations imposed by the Code, which establish a maximum compensation level (increased by certain cost of living adjustments) for determining the annual benefit amount.

      Prior to becoming a participant in the Corporate Pension Plan, Mr. Campbell participated in the Big Bear Plan for 19 years.

SUPPLEMENTAL RETIREMENT INCOME PLAN

      Effective July 1, 1996, Penn Traffic established the Supplemental Retirement Income Plan (the "Supplemental Plan"), an unfunded, non-qualified plan pursuant to which certain employees of the Company will earn an additional retirement benefit. None of the persons named in the Summary Compensation Table participated in Fiscal 1998. Participants in the Supplemental Plan are designated by the Compensation Committee of the Board of Directors, which is responsible for the administration of the Supplemental Plan. The Supplemental Plan provides an annual retirement benefit to a participant with at least 30 years of credited service equal to 40% of the yearly average of the highest aggregate compensation (including salary or wages, bonuses and certain other payments) received by the participant during a period of five consecutive years of employment, less offsets for benefits paid under the Company's other retirement plans.

      Participants are fully vested upon five years of credited service. The annual retirement benefit payable under the Supplemental Plan will be proportionately reduced for participants who retire with fewer than 30 years of credited service and will also be reduced for participants who retire prior to age 65.

                       Supplemental Retirement Plan Table

                                                                Years of Credited Service
                                             ----------------------------------------------------------------
Compensation                                     5         10         15         20         25         30
-------------------------------------------  ---------  ---------  ---------  ---------  ---------  ---------
$125,000                                     $   8,333  $  16,667  $  25,000  $  33,333  $  41,667  $  50,000
 150,000                                        10,000     20,000     30,000     40,000     50,000     60,000
 175,000                                        11,667     23,333     35,000     46,667     58,333     70,000
 200,000                                        13,333     26,667     40,000     53,333     66,667     80,000
 225,000                                        15,000     30,000     45,000     60,000     75,000     90,000
 250,000                                        16,667     33,333     50,000     66,667     83,333    100,000
 275,000                                        18,333     36,667     55,000     73,333     91,667    110,000
 300,000                                        20,000     40,000     60,000     80,000    100,000    120,000
 325,000                                        21,667     43,333     65,000     86,667    108,333    130,000
 350,000                                        23,333     46,667     70,000     93,333    116,667    140,000
 375,000                                        25,000     50,000     75,000    100,000    125,000    150,000
 400,000                                        26,667     53,333     80,000    106,667    133,333    160,000
 425,000                                        28,333     56,667     85,000    113,333    141,667    170,000
 450,000                                        30,000     60,000     90,000    120,000    150,000    180,000
 475,000                                        31,667     63,333     95,000    126,667    158,333    190,000
 500,000                                        33,333     66,667    100,000    133,333    166,667    200,000
 525,000                                        35,000     70,000    105,000    140,000    175,000    210,000
 550,000                                        36,667     73,333    110,000    146,667    183,333    220,000
 575,000                                        38,333     76,667    115,000    153,333    191,667    230,000
 600,000                                        40,000     80,000    120,000    160,000    200,000    240,000
 625,000                                        41,667     83,333    125,000    166,667    208,333    250,000
 650,000                                        43,333     86,667    130,000    173,333    216,667    260,000
 675,000                                        45,000     90,000    135,000    180,000    225,000    270,000
 700,000                                        46,667     93,333    140,000    186,667    233,333    280,000

---------------------
NOTE: The amounts shown above are subject to offset for benefits paid under the Company's other retirement plans.

CERTAIN REVISIONS OF PENSION AND BENEFIT PLAN STRUCTURE

      On May 31, 1998, the existing tax-qualified retirement plans for non-union employees of the Company will be merged into a single, new retirement plan. These plans include the Pension Plan for Non-Bargaining Employees of Riverside/Insalaco Division of The Penn Traffic Company, the Big Bear Stores Employees' Pension Plan, and The Penn Traffic Corporate/P&C Foods Pension Plan. The new retirement program, effective June 1, 1998, for all non-union employees of the Company will be a defined benefit pension plan structured as a "cash balance" arrangement. Under a cash balance plan, employees' pensions are measured by reference to account balances to which credits are made based on a fixed percentage of compensation paid for the year, plus interest at a rate comparable to the yield on long-term treasury securities. Upon retirement, employees are permitted to take a lump-sum distribution equal to their account balance, or receive an annuity benefit, based on formulas set forth in the plan. In connection with the proposed changes to the Company's defined benefit pension plans, the Company will also begin making certain matching contributions to its 401(k) profit sharing plan for those employees who are also participants in the cash balance plan.

      The Company believes that this consolidation and conversion of the existing retirement plans for non-union employees into a simpler, single arrangement that uses an account balance approach for measuring retirement benefit accruals will both simplify existing benefit structures and enhance employee understanding and appreciation of the benefits offered by the Company. The combination of the benefits from the cash balance plan and employer matching contributions to the 401(k) plan are comparable to those of the current plan for the average participant.

                           COMPENSATION OF DIRECTORS

      In Fiscal 1998, directors who were not regularly employed by the Company received an annual fee of $20,000. Each such director was also paid a fee of $1,000 for attendance at each Board meeting or committee meeting he or she attended and a fee of $500 for each committee meeting held in conjunction with a Board meeting he or she attended. Directors were also paid $1,000 for each full day and $500 for each half day on which they performed duties on behalf of the Board at the request of the Chairman or Chief Executive Officer if such duties required them to be away from their principal place of occupation. Directors who are officers of the Company do not receive fees for attending meetings of the Board of Directors or its committees.

      During Fiscal 1998, Penn Traffic engaged MTH to provide financial consulting and business management services, for which MTH received fees of $1,437,000. Subject to such adjustments as may be made by the Company and MTH, the fees payable to MTH for such services during Fiscal 1999 will be approximately the same. Mr. Hirsch is a general partner of the managing general partner of MTH, and Mr. Fox is an Executive Vice President of MTH.

      During Fiscal 1998, Penn Traffic paid fees of $150,000 to J.A. Lash & Co., a management consulting company organized by Mr. Lash.

      Certain of the Company's directors have been awarded shares of restricted stock under the 1993 Plan, which was approved by the vote of a majority of the stockholders of Penn Traffic at the 1993 Annual Meeting of Stockholders and/or under the 1997 Plan, which was approved by the vote of a majority of the stockholders of Penn Traffic at the 1997 Annual Meeting of Stockholders. During Fiscal 1994, 125,000 shares of restricted stock were awarded under the 1993 Plan to Mr. Hirsch, 15,000 shares of restricted stock were awarded to Mr. Fox and 7,500 shares of restricted stock were awarded to Mr. Lash. These shares were valued at $4,687,500, $562,000 and $281,250, respectively, on the date of grant. Vesting of the shares of restricted stock granted pursuant to such awards is contingent upon attainment, subsequent to the date of grant, of EBITDA levels of $265 million in any period of four consecutive fiscal quarters or $500 million in any period of eight consecutive fiscal quarters. Since such performance levels will not be achieved by the end of the fiscal quarter ending May 2, 1998, the shares granted to Messrs. Lash and Fox will be forfeited during calendar 1998. The vesting requirements for the shares of restricted stock awarded to Mr. Hirsch were replaced during Fiscal 1998 by vesting requirements related to improvement in the market value of the Company's Common Stock. Those shares of restricted stock will become vested if, for a period of ten consecutive trading days, the closing price of shares of the Company's common stock is at least: $12.00 per share during the period from August 15, 1997 through August 14, 1998; $14.00 per share during the period from August 15, 1998 through August 14, 1999; $16.00 per share during the period from August 15, 1999 through August 14, 2000; $18.00 per share during the period from August 15, 2000 through August 14, 2001; or $20.00 per share during the period from August 15, 2001 through August 14, 2002. Those shares of restricted stock will be forfeited to the Company if not vested by August 14, 2002. No other directors have received awards of restricted stock under the 1993 Plan. See "Executive Compensation--Compensation Committee Report." During Fiscal 1998, options to purchase shares of Common Stock were awarded to Messrs. Fox and Lash in the respective amounts of 50,000 and 15,000 shares, all at an exercise price of $7.6875. The options vest 20% on the date of grant and 20% on each anniversary thereof, vesting fully on the fourth anniversary of the grant, subject to acceleration upon the occurence of certain events.

      The Penn Traffic Company Amended and Restated Directors' Stock Option Plan (the "Restated Directors' Plan") was adopted by the Board of Directors on April 2, 1996 as the successor to The Penn Traffic Company Directors' Stock Option Plan. The Restated Directors' Plan was approved by the vote of a majority of the stockholders of Penn Traffic at the 1996 Annual Meeting of Stockholders. The Restated Plan provides for the automatic grant to non-employee directors of an option to purchase 1,500 shares of Common Stock (subject to antidilution adjustments) upon appointment to the Board of Directors and thereafter annually as of the first business day after the conclusion of each Annual Meeting of Stockholders, at a price equal to the fair market value of such shares on the date of the grant. On June 4, 1997, pursuant to the Restated Directors' Plan, each of Messrs. DePalma, Poster, Segal and Ms. Engel received an option to purchase 1,500 shares of Common Stock at a price of $6.937 per share.

      In 1988, the Company issued to Miller Tabak Hirsch + Co. warrants, exercisable until June 23, 1998, to purchase 289,000 shares of Common Stock at an exercise price of $14.00 per share. On January 20, 1998, the exercise date was extended to June 23, 2001 in consideration of Miller Tabak Hirsch + Co. agreeing to forego any fee for investment banking services rendered to the Company in connection with its sale of the Company's Sani-Dairy division. Of the outstanding warrants, 63,800 are owned by Mr. Hirsch, 84,800 by members of his family, 15,000 by Mr. Lash and 13,000 by Mr. Fox. The remaining 112,400 Warrants are owned by certain persons affiliated or previously affiliated with Miller Tabak Hirsch + Co.

                              EMPLOYMENT CONTRACTS

      The Company and Mr. Hawkins have entered into an employment agreement which agreement provides for the appointment of Mr. Hawkins as President and Chief Executive

Officer of the Company for a term commencing on April 1, 1997 and ending on January 31, 2001. Pursuant to the agreement, Mr. Hawkins receives an initial annual base salary of $450,000, subject to increase at the discretion of the Board of Directors (the "Base Salary"). The agreement also provides that Mr. Hawkins will be eligible to receive an annual cash bonus of up to 100% of his Base Salary depending on the Company's performance during each fiscal year, provided that Mr. Hawkins' bonus will not be less than 50% of his Base Salary (the "Target Bonus") in respect of any fiscal year in which the Company reaches its performance goals for the year as determined by the Board of Directors. For Fiscal 1998, Mr. Hawkins received a fixed bonus of $225,000, payable without regard to the Company's attainment of the performance goals. In addition, in April 1997, Mr. Hawkins received (i) a supplemental cash payment of $2,303,000 in compensation for loss of benefits under arrangements with his prior employer and (ii) reimbursement of certain relocation expenses.

      Pursuant to his employment agreement, on March 11, 1997, Mr. Hawkins was granted an award of options to purchase 400,000 shares of Common Stock at an exercise price of $4.0625 per share, equal to the fair market value of the shares of Common Stock underlying the options on the date of the grant. These options are subject to vesting limitations and are currently exercisable for up to 40% of the total number of shares subject to the options, with the remaining 60% vesting in three equal installments on March 11 of each of 1999, 2000 and 2001. Options to purchase 36,900 shares of Common Stock (all of which are designated as "incentive stock options") were awarded pursuant to the Company's 1993 Plan, and options to purchase 363,100 shares of Common Stock (86,175 of which are designated as "incentive stock options") were awarded pursuant to the Company's 1997 Performance Incentive Plan.

      The employment agreement provides that if the employment of Mr. Hawkins is terminated by the Company other than (i) as a result of Mr. Hawkins' disability or (ii) for cause, or if Mr. Hawkins terminates his employment for good reason (as defined) following a change in control, the Company will be required to make certain payments to Mr. Hawkins, including the following: (x) if such termination occurs on or prior to February 1, 2000, Base Salary and Target Bonus payments equal to the amounts he would have been entitled to receive in accordance with the Company's normal payroll practices if the termination had not occurred and the Company had attained its performance goals in the year of termination and in each succeeding twelve-month period up to and including February 1, 2001, or (y) if such termination occurs subsequent to February 1, 2000, a lump-sum payment equal to one year's Base Salary and the Target Bonus in respect thereof which Mr. Hawkins would have been entitled to receive if the Company had attained its performance goals for the fiscal year ending February 1, 2001.

                         COMPENSATION COMMITTEE REPORT

      The Compensation Committee of the Board of Directors is currently composed of Messrs. Segal (Chairman) and DePalma.

      An important objective of the Compensation Committee is to ensure that the compensation practices of the Company are competitive and effectively designed to attract, retain and motivate executive officers whose contributions are critical to the long-term success of the Company. The Company uses a total compensation program that consists of annual compensation paid in the form of salary and cash bonuses under short-term incentive plans, and compensation paid under long-term incentive plans and options awarded under the 1997 Plan.

ANNUAL COMPENSATION
SALARY

      Salary adjustments for executive officers are generally made annually and are based on salary for the prior year, executive salary movement nationally within the food distribution industry, individual performance, length of service and internal comparability considerations. Pursuant to the employment agreement entered into by the Company and Mr. Hawkins dated March 11, 1997 in connection with Mr. Hawkins' appointment as President and Chief Executive Officer for a term commencing on April 1, 1997 and ending on January 31, 2001, Mr. Hawkins will receive an annual Base Salary of not less than $450,000; in Fiscal 1998, his salary was $375,715 (partial year).

CASH BONUS PLANS

      Cash bonuses are paid to executive officers under the Company's Corporate Incentive Plan. Participants in the Corporate Incentive Plan are determined by the Board of Directors upon recommendation of the Compensation Committee. Target bonus opportunities under the Corporate Incentive Plan are based on achievement of previously established financial results for the Company, and on achievement of individual objectives. Messrs. Hawkins, Campbell, Davis, Melvin and Kaler will be eligible to participate in the Corporate Incentive Plan in the fiscal year ending January 30, 1999.

      For Fiscal 1998, no bonuses were paid pursuant to the Corporate Incentive Plan although Messrs. Campbell, Davis and Kaler received bonuses of $10,000, $35,000 and $10,000, respectively, in recognition of their contributions during the year and Messrs. Hawkins, Melvin and Kaler received fixed bonuses of $225,000, $45,000 and $22,500, respectively, as part of the compensation arrangements made with each of them upon joining the Company.

LONG-TERM INCENTIVE PLANS

      In addition to annual compensation, the Company provides to certain of its officers, employees and independent contractors long-term incentive compensation under the Company's 1993 Plan, which was adopted in March 1993 as the successor to the Company's 1988 Stock Option Plan.

      The 1993 Plan was approved by the vote of a majority of the stockholders of the Company at the 1993 Annual Meeting of Stockholders. The 1993 Plan permits the Company to provide incentive compensation of the types commonly known as restricted stock, stock options, stock appreciation rights, and phantom stock, as well as other types of incentive compensation. All awards under the 1993 Plan were made in the form of awards of shares of restricted stock or awards of options to purchase shares of Common Stock. The 1993 Plan provided that a maximum of 350,000 shares of Common Stock could be paid to participants under the 1993 Plan and/or purchased pursuant to stock options granted under the 1993 Plan, subject to antidilution and other adjustments specified in the 1993 Plan.

      As described above ("Compensation of Directors") the vesting requirements for 125,000 shares of restricted stock have been amended to vest only upon attainment of certain specified market values of the Company's Common Stock. An additional 129,100 shares of restricted stock will be forfeited in calendar 1998 since required EBITDA levels will not be achieved. After giving effect to the shares to be forfeited, a total of 188,100 shares will be available for future grants under the 1993 plan.

      On June 3, 1997 the Shareholders approved the adoption by the Board of Directors of the 1997 Plan. The 1997 plan also permits the Company to provide incentive compensation of the types commonly known as restricted stock, stock options, stock appreciation rights, and phantom stock, as well as other types of incentive compensation. All awards made to date under the 1997 Plan have been in the form of stock options. Options are presently outstanding for 1,030,940 shares of the total of 1,500,000 shares authorized for grant under the 1997 Plan.

CHIEF EXECUTIVE OFFICER COMPENSATION

      In connection with Mr. Hawkins' employment with the Company commencing on March 11, 1997, the Company and Mr. Hawkins entered into an employment agreement dated as of that date. This agreement provides for the appointment of Mr. Hawkins as President and Chief Executive Officer of the Company for a term commencing on April 1, 1997 and ending on January 31, 2001. Pursuant to the agreement, Mr. Hawkins will receive an initial annual Base Salary of $450,000, subject to increase at the discretion of the Board of Directors. The agreement also provides that Mr. Hawkins will be eligible to receive an annual cash bonus of up to 100% of his Base Salary depending on the Company's performance during each fiscal year, provided that Mr. Hawkins' bonus will not be less than 50% of his Base Salary in respect of any fiscal year in which the Company reaches its performance goals for the year as determined by the Board of Directors. For Fiscal 1998,

Mr. Hawkins received a bonus of $225,000, which was paid to him without regard to the Company's attainment of the performance goals. In addition, in April 1997, Mr. Hawkins received a supplemental cash payment of $2,303,000, which payment compensated him for loss of benefits under arrangements with his prior employer, as well as reimbursement of relocation expenses.

      Pursuant to his employment agreement, on March 11, 1997, Mr. Hawkins was granted an award of options to purchase 400,000 shares of Common Stock at an exercise price of $4.0625 per share, equal to the fair market value of the shares of Common Stock underlying the options on the date of the grant. These options are subject to vesting limitations and are currently exercisable for up to 40% of the total number of shares subject to the options, with the remaining 60% vesting in three equal installments on March 11 of each of 1999, 2000 and 2001. Options to purchase 36,900 shares of Common Stock (all of which are designated as "incentive stock options") were awarded pursuant to the Company's 1993 Plan, and options to purchase 363,100 shares of Common Stock (86,175 of which are designated as "incentive stock options") were awarded pursuant to the Company's 1997 Performance Incentive Plan. In determining the salary to be paid to Mr. Hawkins, the Board of Directors considered the salaries paid to chief executive officers at other supermarket companies comparable in size to Penn Traffic. With regard to the supplemental cash payment of $2,303,000 made to Mr. Hawkins in April 1997, the Board of Directors considered the need to compensate Mr. Hawkins for loss of benefits under arrangements with his prior employer. In determining to award Mr. Hawkins options to purchase 400,000 shares of Common Stock, the Compensation Committee desired to provide Mr. Hawkins with a significant incentive for the creation of stockholder value over the long term.

      The Revenue Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code of 1986, as amended (the "Code"). Section 162(m), which became effective for tax years beginning January 1, 1994, disallows a deduction to the Company for any compensation paid to a "covered employee" in excess of $1 million per year, subject to certain exceptions. In general, "covered employees" include the Chief Executive Officer and the four other most highly compensated executive officers of the Company who are in the employ of the Company at the end of the tax year. Among other exceptions, the deduction limit does not apply to compensation that meets the specified requirements for "performance-based compensation." Those requirements include the establishment of objective performance goals by a committee of the Board of Directors composed solely of two or more outside directors, stockholder approval of the material terms of the performance goals under which the compensation is to be paid prior to payment of such compensation, and certification by the Compensation Committee that the performance goals have been achieved. While the Compensation Committee believes that the Company should seek to obtain maximum deductibility of compensation paid to executive officers, the Compensation Committee also believes that the interests of the Company and its stockholders are best served by assuring that appropriate compensation arrangements are established to attract, retain and motivate executive officers.

      In order to attract Mr. Hawkins to the Company, the Compensation Committee determined that the award of options to purchase shares of Common Stock made to Mr. Hawkins in March 1997 should not be conditioned upon stockholder approval of the 1997 Plan, and neither the award of options made to Mr. Hawkins pursuant to the 1997 Plan nor the award of options made to Mr. Hawkins pursuant to the 1993 Plan will qualify as "performance-based compensation" for purposes of Section 162(m). The supplemental cash payment of $2,303,000 made to Mr. Hawkins as compensation for loss of benefits under arrangements with his prior employer does not qualify for any exception from Section 162(m). The Compensation Committee believes that, in light of the future contribution which Mr. Hawkins is expected to make to the success of the Company, it was in the Company's best interests to enter into the above-described compensation arrangements with Mr. Hawkins in order to attract him to the Company.

      With respect to other compensation that may be paid to executive officers of the Company in the future, the Compensation Committee will consider the requirements of Section 162(m) and will make determinations based upon the best interests of the Company and its stockholders.

      The Company also provides to its executive officers other compensation, such as retirement income, described elsewhere in this Proxy Statement. The amounts of these benefits generally are tied directly to salaries, as variously defined in the relevant plans. Such additional benefits are believed to be typical of the benefits provided by other public companies to their executives.

                                         Richard D. Segal, Chairman
                                         Eugene A. DePalma

                              PERFORMANCE GRAPH(1)

      Following is a graph which compares for fiscal years 1994 through 1998 the cumulative total stockholder return on the Common Stock, the cumulative total return on Standard & Poor's 500 Stock Index (the "S&P 500 Index") and the cumulative total return on Standard & Poor's Food Retail Index(2) (the "S&P Food Retail Index").

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           PENN TRAFFIC    S&P 500 INDEX     S&P FOOD
1993               $ 100               100          100
1994               $ 112               110           93
1995               $ 111               107          101
1996                $ 48               145          126
1997                 $ 8               179          145
1998                $ 20               223          196

(1) Assumes $100 invested on February 1, 1993 in Penn Traffic Common Stock, S&P 500 Index and S&P Food Retail Index (also assumes reinvestment of dividends).

(2) Includes Albertson's, American Stores, Giant Food, Great Atlantic & Pacific, Kroger and Winn-Dixie. For fiscal years 1993 through 1996, Bruno's was included in the S&P Food Retail Index.

                              CERTAIN TRANSACTIONS

      Mr. Poster, a director of the Company, is a partner in the law firm of Gilmartin, Poster & Shafto. During Fiscal 1998, Gilmartin, Poster & Shafto provided legal services to Penn Traffic in connection with various matters, for which Gilmartin, Poster & Shafto received fees in the aggregate amount of $120,691.25.

      See also "Compensation of Directors" above.

      2.    RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

      The Board of Directors has selected Price Waterhouse LLP, independent certified public accountants, as independent auditors for the Company for the fiscal year ending January 30, 1999. A proposal to ratify such selection will be submitted to stockholders at the 1998 Annual Meeting. Although ratification by stockholders is not a prerequisite to the ability of the Board of Directors to select Price Waterhouse LLP as the Company's independent auditors, the Company believes such ratification to be desirable. If the stockholders do not ratify the selection of Price Waterhouse LLP, the selection of independent auditors will be reconsidered by the Board of Directors; however, the Board of Directors may select Price Waterhouse LLP notwithstanding the failure of the stockholders to ratify its selection.

      It is expected that a representative of Price Waterhouse LLP will be present at the meeting, will have an opportunity to make statements, if he desires to do so, and will be available to respond to appropriate questions.

      Price Waterhouse LLP has performed the annual examination of the Company's financial statements since 1981.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

      3.      ALL OTHER MATTERS THAT MAY COME BEFORE THE MEETING

      As of the date of this Proxy Statement, the Board of Directors knows of no business that will be presented for consideration at the meeting other than that referred to above. As to other business, if any, that may come before the meeting, proxies in the enclosed form will be voted in accordance with the judgment of the person or persons voting the proxies.

      4.      STOCKHOLDER NOMINATIONS AND PROPOSALS

      The Company's by-laws require that there be furnished to the Company written notice with respect to the nomination of a person for election as a director (other than a person nominated at the direction of the Board of Directors), as well as the submission of a proposal (other than a proposal submitted at the direction of the Board of Directors) at a meeting of stockholders. In order for any such nomination or submission to be proper, the notice must contain certain information concerning the nominating or proposing stockholder, and the nominee or the proposal, as the case may be, and must be furnished to the Company generally not less than 30 days prior to the meeting. A copy of the applicable by-law provisions may be obtained, without charge, upon written request to the Secretary of the Company at its principal executive offices.

      In accordance with the rules of the Securities and Exchange Commission, any proposal of a stockholder intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be received by the Secretary of the Company by January 4, 1999 in order for the proposal to be considered for inclusion in the Company's notice of meeting, proxy statement and proxy relating to the 1999 Annual Meeting of Stockholders.

      5.      ADDITIONAL INFORMATION

      At any time prior to their being voted, the enclosed proxies are revocable by written notice to the Secretary of the Company, by giving a later dated proxy or by appearance at the meeting and voting in person. A quorum comprising the holders of a majority of the outstanding shares of Common Stock on the record date must be present in person or represented by proxy for the transaction of business at the 1998 Annual Meeting.

      Solicitation of proxies will be made by mail, telephone and, to the extent necessary, by telegrams and personal interviews. Expenses in connection with the solicitation of proxies will be borne by the Company. Brokers, custodians and fiduciaries will be requested to transmit proxy material to the beneficial owners of Common Stock held of record by such persons, at the expense of the Company. The Company has retained W.F. Doring to aid in the solicitation of proxies, and for its services the Company expects to pay fees of approximately $3,500 plus expenses.

                                         By Order of the Board of Directors

                                         FRANCIS D. PRICE, JR.

                                         Secretary

May 1, 1998

Syracuse, New York

PROXY                      THE PENN TRAFFIC COMPANY                    PROXY

  This Proxy is Solicited on Behalf of the Board of Directors of the Company
              for the Annual Meeting of Stockholders--June 4, 1998

    The undersigned hereby appoints Martin A. Fox and Francis D. Price, Jr. proxies, each with the power to appoint his substitute and with authority in each to act in the absence of the other, to represent and to vote all shares of common stock of The Penn Traffic Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Hotel Syracuse, 500 South Warren Street, Syracuse, NY 13202 on Thursday, June 4, 1998 at 1:00 P.M. local time, and at all adjournments thereof, as indicated on the proposals described in the Proxy Statement, and all other matters properly coming before said meeting.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE, BUT IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR
ALL NOMINEES LISTED ON THE REVERSE SIDE AND FOR PROPOSAL 2.             ---
                                            ---

           PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY
                         USING THE ENCLOSED ENVELOPE.

-----------------------------------------------------------------------------

                           THE PENN TRAFFIC COMPANY
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]

The Board of Directors recommends a vote FOR all Nominees listed in Proposal
1 and FOR approval of Proposal 2. Unless otherwise specified, this Proxy will be voted FOR all Nominees listed in Proposal 1 and FOR approval of Proposal 2.

1.  Election of Directors--                                          FOR ALL
    Nominees: Gary D. Hirsch, James A. Lash and       FOR  WITHHOLD  EXCEPT
    Richard D. Segal.                                  []     []       []
    INSTRUCTION: To withhold authority to vote for an individual nominee, write that nominee's name in the following space:

    ---------------------------------------------

2.  The proposal to ratify the appointment of
    Price Waterhouse LLP as the independent           FOR   AGAINST   ABSTAIN
    accountants for The Penn Traffic Company for       []     []        []
    the fiscal year ending January 30, 1999.

3. To consider and approve such other matters as may properly come before the meeting,

All Proxies to vote at said Meeting or any adjournments thereof heretofore given by the undersigned are hereby revoked. Receipt of Notice of Annual Meeting and Proxy Statement is hereby acknowledged.

                                       Dated: -------------------------, 1998

Signature(s) ----------------------------------------------------------------

-----------------------------------------------------------------------------
(Please sign as name(s) appear on this proxy card. if joint account, each joint owner should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.)

-----------------------------------------------------------------------------
                             FOLD AND DETACH HERE

                            YOUR VOTE IS IMPORTANT!

              PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD
                         USING THE ENCLOSED ENVELOPE.